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                                                              Exhibit 23.2


                            Independent Auditors' Consent



The Board of Directors and Shareholders
AVEMCO Corporation:

We consent to incorporation by reference in this registration statement on Form S-8 of HCC Insurance Holdings, Inc. of our reports dated January 31, 1997 (February 28, 1997, as to note 12 and February 18, 1998, as to note 14), relating to the consolidated balance sheet of AVEMCO Corporation and subsidiaries as of December 31, 1996, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the two-year period ended December 31, 1996, and all related schedules, which reports appear in the December 31, 1997 annual report on Form 10-K of HCC Insurance Holdings, Inc.


/s/ KPMG Peat Marwick LLP

Washington, D.C.
December 8, 1998